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EX-99 B. 10.(i)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-96773 of First MetLife Investors Variable Annuity Account One of First MetLife Investors Insurance Company (the Company) on Form N-4 of our report dated February 22, 2002, relating to the financial statements of the Company (prepared in accordance with accounting principles generally accepted in the United States of America - which report expresses an unqualified opinion and includes an explanatory paragraph that discusses the Company's change in basis of accounting, as of January 1, 2000, as a result of a business combination accounted for as a purchase), our report dated February 22, 2002, relating to the financial statements of the Company (prepared in accordance with the National Association of Insurance Commissioners' Accounting and Practices Procedures Manual - Version effective January 1, 2001 as adopted by the Insurance Department of the State of New York), and our report dated April 5, 2002, relating to the financial statements of the sub-accounts of First MetLife Investors Variable Annuity Account One (prepared in accordance with accounting principles generally accepted in the United States of America), appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/DELOITTE & TOUCHE LLP


St. Louis, Missouri
October 10, 2002